As filed with the Securities and Exchange Commission on March 10, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BioScrip, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	05-0489664
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1600 Broadway, Suite 700, Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

BioScrip, Inc. Amended and Restated 2008 Equity Incentive Plan

(Full Title of the Plan)

Kathryn M. Stalmack, Esq.
Senior Vice President, Secretary and General Counsel
BioScrip, Inc.
1600 Broadway, Suite 700
Denver, Colorado 80202

(Name and address of agent for service)

(720) 697-5200

(Telephone number, including area code, of agent for service)

Copies to:

Scott M. Zimmerman, Esq.
Dechert LLP
1095 6th Ave
New York, NY 10036
(212) 698 3613 (phone)
(212) 698 3599 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☑	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee.(2)
Common stock, par value $0.0001 per share (“Common Stock”)	5,250,000	$1.98	$10,395,000	$1,204.78

(1) Represents additional shares of Common Stock reserved for issuance under the BioScrip, Inc. Amended and Restated 2008 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction. No additional registration fee is included for these shares.

(2)  The proposed maximum aggregate offering price of the Common Stock was calculated based upon the market value for shares of the Common Stock in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sales prices per share reported on the NASDAQ Global Market on March 9, 2017.

EXPLANATORY NOTE

We are filing this Registration Statement on Form S-8 (this “Registration Statement”) to register an additional 5,250,000 shares of Common Stock for issuance under the BioScrip, Inc. 2008 Equity Incentive Plan (as amended and restated, the “2008 Plan”). The increase in the number of shares of Common Stock authorized for issuance under the 2008 Plan, as well as certain other amendments to the 2008 Plan that are described in our definitive proxy materials for our Special Meeting of Stockholders held on November 30, 2016 (the “Special Meeting”), were approved by our stockholders at the Special Meeting. Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statements related to the 2008 Plan on Form S-8 filed on May 16, 2008 (333-150985), August 12, 2011 (File No. 333-176291) and September 19, 2014 (File No. 333-198849) are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information that we disclose in our filings with the SEC into this Registration Statement. Incorporation by reference means we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. This Registration Statement incorporates by reference the following documents that we have previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

·	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended, including the portions of our definitive proxy statement for our 2017 Annual Meeting of Stockholders incorporated by reference therein; and

·	the description of the Common Stock included in our registration statements on Form 8-A/A filed with the SEC on August 1, 1996, December 4, 2002, December 14, 2006 and March 4, 2009 and any amendment or report we may file with the SEC for the purpose of updating such description.

We are also incorporating by reference all documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules. The additional information incorporated by reference is a part of this Registration Statement from the date of filing of those documents.

Any statement contained in this Registration Statement or a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document, which is also incorporated or deemed to be incorporated into this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the SEC’s rules, deemed to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Kathryn M. Stalmack, our Senior Vice President, Secretary and General Counsel, has passed upon certain legal matters in connection with the registration of the additional authorized shares of Common Stock offered hereby under the 2008 Plan. As of the date hereof, Ms. Stalmack beneficially owns an aggregate of less than one percent of the outstanding shares of Common Stock.

ITEM 8.  EXHIBITS.

The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 10th day of March, 2017.

BIOSCRIP, INC.

By:	/s/ Kathryn M. Stalmack
Name:	Kathryn M. Stalmack
Title:	Senior Vice President, Secretary and General Counsel

Each of the undersigned whose signature appears below hereby constitutes and appoints Daniel Greenleaf and Kathryn M. Stalmack and each of them acting alone, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any Registration Statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 10, 2017.

Signature	Title(s)

/s/ Daniel Greenleaf	President, Chief Executive Officer and Director (Principal Executive Officer)
Daniel Greenleaf
/s/ Jeffrey M. Kreger	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
Jeffrey M. Kreger
/s/ C. Britt Jeffcoat	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
C. Britt Jeffcoat
/s/ R. Carter Pate	Chairman of the Board and Director
R. Carter Pate
/s/ Michael G. Bronfein	Director
Michael G. Bronfein
/s/ David W. Golding	Director
David W. Golding
/s/ Michael Goldstein	Director
Michael Goldstein
/s/ Steven Neumann	Director
Steven Neumann
/s/ Tricia Huong Thi Nguyen	Director
Tricia Huong Thi Nguyen
/s/ Christopher Shackelton	Director
Christopher Shackelton

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1*	Opinion of General Counsel of BioScrip, Inc.

10.1	BioScrip, Inc. Amended and Restated 2008 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 14, 2014, SEC File Number 000-28740.

10.2	Amendment to BioScrip, Inc. Amended and Restated 2008 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 2, 2016, SEC File Number 000-28740.

10.3	Second Amendment to Amended and Restated 2008 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 2, 2016, SEC File Number 000-28740.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Kathryn M. Stalmack (included as part of Exhibit 5.1 of this Registration Statement).

24.1*	Powers of Attorney (included on signature page of this Registration Statement).

*	Filed herewith.